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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-69121) and related Prospectus of Apartment Investment and Management Company for the registration of Class A Common Stock and Class B Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated March 6, 1998, except for Note 25, as to which the date is March 17, 1998, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report, as amended (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP

Dallas, Texas

January 15, 1999